Exhibit 11.1

Subsidiaries of

INX LIMITED

Jurisdiction of Incorporation
INX Digital, Inc.	Delaware
INX Services, Inc.	Delaware
INX Solutions Limited	Gibraltar
Midgard Technologies Ltd.	Israel